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                                                                    Exhibit 99.1



[QLT LOGO]   QLT INC.   887 Great Northern Way           t 604.707.7000
                        Vancouver, BC Canada V5T 4T5     f 604.707.7001
                                                         www.qltinc.com


news release


           QLT COLLABORATES WITH THE NATIONAL EYE INSTITUTE TO DEVELOP
                         PRESERVATIVE-FREE TRIAMCINOLONE

FOR IMMEDIATE RELEASE                                               JUNE 2, 2004

VANCOUVER, CANADA--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it has entered into a Cooperative Research and Development Agreement (CRADA) with the National Eye Institute (NEI) to study the effects of preservative-free triamcinolone acetonide (PFTA) as an adjunct to Visudyne(R)therapy in patients with wet age-related macular degeneration (AMD).

The study will enroll approximately 300 patients in a multi-center, randomized, prospective Phase III clinical trial that will investigate the long-term safety and potential efficacy of PFTA in all wet AMD patients undergoing Visudyne therapy.

"This is a very exciting development for QLT and is a great fit with our efforts in identifying new opportunities for expanding Visudyne," said Paul Hastings, President and Chief Executive Officer of QLT Inc. "We hope the results of combination therapy will lead to improved vision for the many people with AMD."

Under the terms of the CRADA, QLT will provide funding for the combination clinical trial and assume responsibility for manufacturing of PFTA and in return will gain the option to an exclusive license for certain rights to PFTA in combination with Visudyne therapy. The NEI will be responsible for the clinical trial with scientific input from a joint committee representing both QLT and the NEI.

Visudyne therapy is developed and commercialized through the alliance of QLT and Novartis Ophthalmics, the eye health unit of Novartis Pharma AG.

ABOUT AMD

AMD is the leading cause of legal blindness in people over the age of 50. Its associated vision loss has been shown to significantly decrease quality of life. Everyday tasks such as driving and walking can be severely affected. Awareness of the condition and treatment in the initial stages of the disease are essential for patients to take the necessary steps that lead to diagnosis and early treatment to halt progression of AMD.


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Vision loss from AMD occurs in two forms: dry and wet. The dry form is associated with atrophic cell death of the central retina. The wet form is caused by growth of abnormal blood vessels (CNV) under the central part of the retina or macula. These vessels leak fluid and blood and cause scar tissue that destroys the central retina. This results in a deterioration of sight over a period of months to years.

ABOUT VISUDYNE

Visudyne therapy was approved in the U.S. in April 2000, and in Europe in July 2000, for the treatment of predominantly classic subfoveal choroidal neovascularization (CNV) due to age-related macular degeneration (AMD), the leading cause of severe vision loss in patients over the age of 50. The treatment has now been approved in more than 70 countries with extended approvals in over 50 countries. QLT's revenue from Visudyne sales consists of 50% of the Visudyne profits of the Visudyne alliance with the Ophthalmics Business Unit of Novartis Pharma AG, and reimbursement for manufacturing and other costs.

ABOUT TRIAMCINOLONE ACETONIDE

Triamcinolone is a glucocorticosteroid that is of interest for inhibiting the inflammatory component of CNV in wet AMD particularly in association with Visudyne. Currently, there is no commercially available formulation of triamcinolone that is approved for intravitreal use in the eye. The commercially available formulation (Kenalog) is only approved for intramuscular use. It contains an antimicrobial preservative (benzyl alcohol) and an excipient (polysorbate-80). Researchers at the NEI have developed a preservative-free triamcinolone acetonide (PFTA) specifically formulated for use in the eye and they are currently testing it in clinical studies.


QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and dermatology-related conditions. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy which is one of the most successfully launched ophthalmology products. For more information, visit our web site at www.qltinc.com.


                                      -30-


QLT Inc.:
Vancouver, Canada
Therese Hayes/Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."


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Certain statements in this press release constitute "forward-looking statements"
of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, the statements with respect to: the anticipated enrolment in the Phase III trial with Visudyne and PFTA, the potential of combination therapy to lead to improved vision for people with AMD, as well as all statements which use the words: "will," "we hope" or "maybe." Such statements are only predictions and actual events or results may differ materially. There are a number of factors that could cause actual events or results to differ materially from any future results expressed or implied by such statements, which factors include but are not limited to: we are dependent on the National Eye Institute to conduct the Phase III trial with Visudyne(R) and PFTA and that trial may not be successful, regulatory approval may not be obtained for the use of Visudyne with PFTA, and we may not be successful in expanding Visudyne therapy and those factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments except as required by law.



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